                                                                    EXHIBIT 4.13

                           [LETTERHEAD OF IDEALAB!]


                                  June 5, 1997



     Magdalena Yesil
     325 Kipling Street
     Palo Alto, CA 94301

     Re: Domain Name Transfer - "shopping.com"

     Dear Ms. Yesil:

          This will confirm our understanding that Bill Gross' idealab!, a California corporation ("idealab!"), will pay to you the aggregate consideration of (i) $30,000 split 50/50 signing and closing; (ii) 60,000 shares of Common Stock in The Shoppers' Source, a California corporation (currently valued at $0.10 per share), and (iii) 30,000 shares of the Common Stock of idealab! (currently valued at $0.20 per share), in exchange for your transfer to us of the "shopping.com" domain name. We have separately provided you with copies of the Articles of Incorporation for idealab! and for The Shoppers' Source, as currently in effect. You represent and warrant to us that (i) you are the Administrative Contact listed in the domain name record on file with InterNIC Registration Services, (ii) you are authorized to transfer the rights, registered in your name to the "shopping.com" domain name, and (iii) to the best of your knowledge, no third party has any right to prevent you from making this transfer. With this transfer you assign, and agree never to use or enforce, any and all rights, title and interest you might otherwise have in the name "shopping.com", including any rights in any trademarks or trade names related thereto.

          You agree to take all steps necessary, and requested to effect the transfer and registration through InterNIC, including without limitation, providing us with the information necessary for us to complete items Ob. and Oc. of the InterNIC "Delete" domain template, promptly forwarding the e-mail message that I send you containing a subject line reading "TRANSFER DOMAIN--shopping.com" to "hostmaster@internic.net" (with copies to me at "marcia@idealab.com" and to our attorneys at "ibrockman@wsgr.com") from the "my@yesil.com" e-mail address, and authorizing the transfer if contacted by InterNIC

     We recognize that you have no responsibility for or ability to control the actions taken by InterNIC, and we acknowledge that you make no representation or warranty regarding InterNIC's transfer of the "shopping.com" domain name registration to us. We also acknowledge that your interest in the "shopping.com" domain name is assigned to us on an "AS IS" basis, and that you make no other warranties, express or implied, concerning our use of the "shopping.com" domain name, including but not limited to warranties concerning whether the use of that domain name will be free of claims of trademark infringement or of the infringement of other proprietary rights by third parties or that we will be allowed to retain the registration for and the uninterrupted use of the "shopping.com" domain name.

From and after the time you take the specified steps for transfer set out in the second paragraph of this letter, we agree that we will under no circumstances seek damages from you as a result of the breach or alleged breach by you of this agreement, and that in no event will your liability exceed the value of the consideration we pay to you.

NEITHER PARTY WILL HAVE ANY LIABILITY FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT (INCLUDING NEGLIGENCE) EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

Upon our receipt of your signature we will wire transfer to your account at Hambrecht & Quist half the cash consideration ($15,000), and upon confirmation from InterNIC of the transfer, we will pay you the balance of the consideration discussed above.

     Thank you.


                                       Sincerely,

                                       Bill Gross' idealab!
                                       a California corporation


                                       /s/ Marcia Goodstein
                                       Marcia Goodstein


Accepted and agreed this 12th day of June, 1997:



Signed: /s/ Magdalena Yesil
       -------------------------------
        Magdalena Yesil




Attachment: Stock Purchase Agreement

                           STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement (the "Agreement") is made as of the 12th day of June, 1997 by and between Bill Gross' idealab!, a California corporation (the "Company"), and Magdalena Yesil (the "Purchaser").

     In consideration of the mutual covenants and representations herein set forth, the Company and Purchaser agree as follows:

     1.   Purchase. Subject to the terms and conditions of this Agreement, the
          --------
Company hereby agrees to issue or transfer to Purchaser and Purchaser agrees to acquire from the Company on the Closing Date (as defined below), (i) 30,000 shares of the Company's Common Stock (currently valued at a price of $0.20 per share) (the "idealab! Shares") and (ii) 60,000 shares of the Common Stock of The Shoppers' Source, a California corporation ("Shoppers' Source"), currently held by the Company (currently valued at a price of $0.10 per share) (the "Shoppers' Source Shares" and together with the with idealab! Shares, the "Shares"), in exchange for consideration consisting of the transfer of the domain name "shopping.com" (the "Domain Name") to the Company pursuant to the terms of that certain Letter Agreement by and between the Purchaser and the Company dated of even date herewith.

     2.   Closing. The purchase and sale of the Shares shall occur at a Closing
          -------
to be held within ten (10) business days from the receipt by the Company from InterNIC of confirmation of the transfer of the Domain Name, at a time and place (the "Closing Date"), as mutually agreed to by the Company and the Purchaser at least two (2) days prior to the Closing Date. The Closing will take place at the principal offices of the Company or at such other place as shall be designated by the Company. If not already transmitted or delivered, the Purchaser shall deliver to the Company any necessary consents and authorizations relating to the transfer of the Domain Name, and the Company will issue the idealab! Shares in the name of the Purchaser and will transfer the Shoppers' Source Shares, as the case may be.

     3.   Stock Splits, etc. If, from time to time during the term of this
          -----------------
Agreement:

          (a) There is any stock dividend or liquidating dividend of cash and/or property, stock split or other change in the character or amount of any of the outstanding securities of the Company; or

          (b) There is any consolidation, merger or sale of all, or substantially all, of the assets of the Company; then, in such event, any and all new, substituted or additional securities or other property to which the Purchaser is entitled by reason of its ownership of the idealab! Shares shall be immediately subject to this Agreement and be included in the phrase "idealab! Shares" for all purposes with the same force and effect as the idealab! Shares presently subject to the right of first refusal and other terms of this Agreement.

     4.   Restriction on Transfer; Right of First Refusal.
          --------------------------------- -------------

          (a) Purchaser shall not sell, transfer, pledge, hypothecate or otherwise dispose of any idealab! Shares registered in the name of Purchaser without first offering such idealab! Shares to the Company.

               (i) The Purchaser shall deliver a notice ("Notice") to the Company stating (A) Purchaser's bona fide intention to sell or transfer such idealab! Shares, (B) the number of such idealab! Shares to be sold or transferred, (C) the price for which the Purchaser proposes to sell or transfer such idealab! Shares, and (D) the name of the proposed purchaser or transferee.

               (ii) Within thirty (30) days after receipt of the Notice, the Company or its assignee may elect to purchase all (but not less than all) of the idealab! Shares to which the Notice refers, at the price per share specified in the Notice. Full payment for all the idealab! Shares to which the Notice refers shall be made by the Company or its assignee to the Purchaser by cash.

               (iii) If the idealab! Shares to which the Notice refers are not elected to be purchased, as provided in subparagraph 4(a)(ii), the Purchaser may sell the idealab! Shares to any person named in the Notice at the price specified in the Notice or at a higher price, provided that such sale or transfer is consummated within sixty (60) days of the date of said Notice to the Company, and provided, further that any such sale is in accordance with all the terms and conditions hereof. Any sale or transfer after such sixty (60) day period or on terms more favorable to the proposed purchaser or transferee then described in the Notice shall be subject again to this subparagraph 4(a).

               (iv) The provisions of this subparagraph 4(b) shall terminate on the earlier of (A) the effective date of a registration statement filed by the Company under the Securities Act of 1933, as amended (the "Act"), with respect to an underwritten public offering of Common Stock of the Company or (B) the closing date of a sale of assets or merger of the Company pursuant to which shareholders of this Company receive securities of a buyer whose shares are publicly traded. The provisions of this subparagraph 4(a) shall not apply to a transfer of any idealab! Shares by the Purchaser, either during its lifetime or on death by will or intestacy to its other ancestors, descendants or spouse, or any custodian or trustee for the account of the Purchaser or the Purchaser's ancestors, descendants or spouse; provided, in each such case a transferee shall receive and hold such idealab! Shares subject to the provisions of this paragraph 4 and there shall be no further transfer of such idealab! Shares except in accordance herewith.

          (b) Purchaser agrees in connection with the Company's initial public offering of its equity securities pursuant to a registration statement filed under the Act, not to sell, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any idealab! Shares without the prior written consent of Company or its underwriters, for such period of time (not to exceed one hundred and eighty (180) days) from the effective date of such registration as may be requested by the

Company or such underwriters; provided, that the officers and directors of the Company who own stock of the Company also agree to such restrictions.

          (c) The Company shall not be required (i) to transfer on its books any idealab! Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such idealab! Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such idealab! Shares shall have been so transferred.

     5.   Legends. All certificates representing any of the Shares subject to
          -------
the provisions of this Agreement shall have endorsed thereon legends substantially in the following term:

          (a) "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF FIRST REFUSAL AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

          (b) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

          (c) Any legend required to be placed thereon by the California Commissioner of Corporations, or required by applicable blue sky laws of any state.

     6.   Purchaser's Representations. In connection with the purchase of the
          ---------------------------
Shares, the Purchaser hereby represents and warrants to the Company, with the understanding that Shoppers' Source may also rely on such representations and warranties:

          (a) Purchaser represents and warrants that Purchaser is acquiring or will be acquiring the Shares for investment for Purchaser's own account, not as a nominee or agent and not with the view to, or for resale in connection with, any distribution thereof. Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser's representations as expressed herein. Purchaser has not been formed for the specific purpose of acquiring the Shares. Purchaser further understands that the Company and Shoppers' Source, as the case may be, shall have no obligation to register the Shares under the Act on behalf of Purchaser.

          (b) Purchaser acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including (except as limited by Rule 144(k)), among other things, the existence of a public market for the shares, the availability of certain current public information about the Company or Shoppers' Source, as the case may be, the resale occurring not less than one or two years, as applicable, after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations.

          (c) Purchaser has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents and understands that Purchaser (and not the Company or Shoppers' Source) shall be responsible for Purchaser's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. Purchaser understands that the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Purchaser.

     7.   Miscellaneous.
          -------------

          (a) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by regular or certified mail with postage and fees prepaid, addressed to Purchaser at its address shown on the signature page hereto and to the Company at the address of its principal corporate offices (attention: President) or at such other address as such party may designate by ten (10) days' advance written notice to the other party hereto.

          (b) The Company may assign its rights and delegate its duties under this Agreement, including paragraph 4 hereof. If any such assignment or delegation requires consent of the California Commissioner of Corporations, the parties agree to cooperate in requesting such consent. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon the Purchaser, its heirs, executors, administrators, successors and assigns.

          (c) This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California.

     8.   Arbitration. At the option of either party, any and all disputes or
          -----------
controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided by arbitration by the American Arbitration Association in accordance with the commercial rules and regulations of that Association.

          The arbitrators shall be selected as follows: In the event the Company and the Purchaser agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the Company and the Purchaser do not so agree, the Company and the Purchaser shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator. The Company reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization.

          Arbitration shall take place in Palo Alto, California, or any other location mutually agreeable to the parties. At the request of either party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for the inspection only of the Company or Purchaser and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in secrecy until such information shall become generally known. The arbitrator, who shall act by majority vote, shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a temporary and/or a permanent injunction, and shall also be able to award damages, with or without an accounting and costs. The decree or judgment of an award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

          Reasonable notice of the time and place of arbitration shall be given to all persons, other than the parties, as shall be required by law, in which case such persons or those authorized representatives shall have the right to attend and/or participate in all the arbitration hearings in such manner as the law shall require.

     IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.


PURCHASER                              COMPANY


Magalena Yesil                         Bill Gross' idealab!
                                       a California corporation



By: /s/ Magalena Yesil                 By: /s/ ^^??
    ------------------------               ----------------------------

Address: 325 Kipling St.               Title: Vice President
         -------------------                  -------------------------
         Palo Alto, CA 94301
         -------------------